QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

Loan Agreement

        This Loan Agreement ("Agreement") dated as of March 5, 2007, is between The F & M Bank & Trust Company ("Lender") and American Locker Group, Incorporated, a Delaware corporation ("Borrower"), and Altreco, Incorporated, a Delaware corporation (the "Guarantor").

Recitals

        Borrower and Guarantor have requested Lender to make a loan to Borrower in an aggregate principal amount of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) (the "Loan"). Lender is willing to make the Loan to Borrower upon the terms and conditions hereinafter set forth.

Agreements

        Now, Therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Article 1.
Definitions

        1.1.  Definitions. As used in this Agreement, the following terms have the following meanings:

          (1)   "Advance" means an advance of funds by Lender to Borrower pursuant to Article 2.

          (2)   "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with Borrower.

          (3)   "Assignment of Rents and Leases" means the Assignment of Rents and Leases executed by Guarantor in connection with the Loan for the benefit of Lender covering Guarantor's right, title and interest to the rents and proceeds accruing from the Property, as the same may be amended, supplemented or modified from time to time.

          (4)   "Business Day" means a day when Lender is open for business.

          (5)   "Debt" means for any Person: (i) all indebtedness, whether or not represented by bonds, debentures, notes or other evidences of indebtedness, for the repayment of money borrowed; (ii) all indebtedness representing deferred payment of the purchase price of property or assets; (iii) all indebtedness under any lease which, in conformity with federal tax accounting principles consistently applied, is required to be capitalized for balance sheet purposes; (iv) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness to others; and (v) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof.

          (6)   "Deed of Trust" means the Deed of Trust, Security Agreement and Assignment of Rents, Leases, Incomes and Agreements executed by Guarantor and Borrower to J. Schaad Titus, Trustee, for the benefit of Lender and covering, among other things, the Property, as the same may be amended, supplemented or modified from time to time.

          (7)   "EBITDA" means the earnings before interest expense, taxes, depreciation and amortization, plus non-recurring professional fees and other non-recurring adjustments as determined by Lender in its sole discretion.

          (8)   "Environmental Indemnification Agreement" means the Environmental Indemnification Agreement executed by Borrower and Guarantor for the benefit of Lender in connection with the Loan with respect to the Property.

          (9)   "Event of Default" has the meaning specified in Section 8.1.

          (10) "Guaranty" means the Guaranty Agreement executed by Guarantor in favor of Lender in connection with the Loan, as the same may be amended, supplemented, or modified from time to time.

          (11) "Leases" means all lease agreements or rights to occupancy of any kind now or hereafter covering or affecting any portion of the Property and all amendments, modifications or renewals thereof, all rights, remedies and benefits pertaining thereto.

          (12) "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Debt or any other obligation, whether arising by agreement, operation of law, or otherwise.

          (13) "Loan" means the loan in the original principal amount of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00), to be made by Lender to Borrower pursuant to Article 2.

          (14) "Loan Agreement Rider" means the Loan Agreement Rider executed by Borrower, Guarantor and Lender executed in connection with the Loan, as the same may be amended, supplemented or modified from time to time.

          (15) "Loan Documents" means this Agreement, the Note, the Guaranty, the Assignment of Rents and Leases, the Deed of Trust, the Environmental Indemnification Agreement, the Subordination Agreement, the Loan Agreement Rider and all other promissory notes, pledge agreements, guaranties, deeds of trust, security agreements, and other instruments, documents and agreements executed and delivered by Borrower and/or Guarantor pursuant to or in connection with this Agreement and any future amendments hereto or thereto. All such Loan Documents shall be in form, substance and content in all respects satisfactory to Lender.

          (16) "Note" means the Promissory Note of Borrower payable to the order of Lender in the principal amount of the Loan and all extensions, renewals and modifications thereof.

          (17) "Obligated Party" means Borrower, Guarantor and any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

          (18) "Obligations" means all obligations, indebtedness and liabilities of any Obligated Party to Lender, now existing or hereafter created, acquired or incurred, whether direct, indirect, primary or secondary, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, regardless of whether such present or future indebtedness, obligations and liabilities may, prior to their acquisition by any Obligated Party, be or have been in favor of some other person or have been acquired by any Obligated Party in a transaction with one or more borrowers, together with any and all renewals and extensions of such indebtedness, obligations and liabilities, including, without limitation, the obligations, indebtedness and liabilities of Borrower and/or Guarantor now or hereafter created under this Agreement, the Note, the Revolving Line of Credit Note and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof and all renewals and extensions of such indebtedness, obligations and liabilities.

          (19) "Permitted Liens" means (i) liens or security interests for non-delinquent taxes not yet due and payable, and (ii) applicable zoning restrictions, and easements, rights-of-way, and similar restrictions filed in the Tarrant County Real Property Records against the Property; and (iii) security interests securing purchase money debt for the acquisition or lease of equipment used in the ordinary course of Borrower's business, not to exceed $100,000.00 in the aggregate, and which do not affect the real estate portion of the Property.

          (20) "Person" means any individual, corporation, business trust, association, company, partnership, joint venture or other entity.

          (21) "Property" means the real property situated in Tarrant County, Texas, and described as the real property situated in the City of Grapevine, Tarrant County, Texas, and being more particularly described on Exhibit "A" attached hereto and made a part hereof, together with all Improvements and Fixtures and all rights, titles and interests appurtenant thereto. The term "Mortgaged Property" as defined in the Deed of Trust shall be included within the term "Property" as used in this Agreement.

          (22) "Revolving Line of Credit Note" means the Revolving Line of Credit Promissory Note of Borrower payable to the order of Lender in the principal amount of $750,000.00, and all extensions, renewals and modifications thereof.

          (23) "Revolving Line Loan Agreement" means the Loan Agreement by and between Borrower, Guarantor and Lender pertaining to the Revolving Line of Credit Note.

          (24) "Subordination Agreement" means the Subordination Agreement executed by Guarantor, Borrower and Lender in connection with the Loan.

          (25) "Subsidiary" or "Subsidiaries" means any corporation, general partnership or limited partnership of which more than fifty percent (50%) of the issued and outstanding securities or partnership interests, as the case may be, having ordinary voting power for the election of a majority of directors or managing partners, as the case may be, is owned or controlled, directly or indirectly, by Borrower, Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

        1.2.  Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all article and section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP").

Article 2.
Loan

        2.1.  Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower to refinance existing indebtedness secured by the Property.

        2.2.  The Note. The obligation of Borrower to repay the Loan shall be evidenced by the Note executed by Borrower, payable to the order of Lender, in the principal amount of the Loan and dated the date of the making of the Loan.

        2.3.  Repayment of Principal and Interest on Note. Borrower shall repay the accrued but unpaid interest and unpaid principal amount of the Loan as more particularly described in the Note.

        2.4.  Security. To secure the Loan, Borrower shall execute and deliver to Lender the Deed of Trust and Assignment of Rents and Leases covering the Property, which Deed of Trust and Assignment of Rents and Leases shall convey to Lender the rights, titles, equities and interests as more particularly described therein free and clear of all liens and other encumbrances, except taxes for the current year which are not due or payable and those items shown in the Commitment for Title Insurance delivered to Lender and approved by Lender.

        2.5.  Guaranty. Borrower shall cause the Guarantor to execute and deliver to Lender the Guaranty.

        2.6.  Setoff. After the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower. As further security for the Obligations of Borrower, Borrower hereby grants to Lender a security interest in all money, instruments and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender's right of setoff and as further security for the Obligations of Borrower, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Article 3.
Payments

        3.1.  Method of Payment. All payments of principal, interest and other amounts to be made by Borrower hereunder shall be made to Lender, at its office at 14185 Dallas Parkway, Suite 140, Dallas, Texas 75254, Attention: David J. Broussard, in lawful currency of the United States of America and in immediately available funds, or such other address as may be designated in writing by Lender from time to time. Whenever any payment hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and interest shall continue to accrue during such extension.

        3.2.  Prepayment. Borrower may prepay the Note in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid. All such prepayments shall be applied to principal installments of the Note, as the case may be, in the inverse order of maturity of the required principal payments.

Article 4.
Conditions Precedent

        4.1.  Loan. The obligation of Lender to make the Loan is subject to Lender's receipt or written waiver, on or before the day of the making of the Loan, of each of the following, each dated (unless otherwise indicated) the day of the making of the Loan, in form and substance satisfactory to Lender:

          a.     Borrower shall have performed and complied with all terms and conditions required by this Agreement prior to or at the date of the making of any disbursement and shall have executed and delivered to Lender all documents required by Lender as set forth herein, all in form, substance and content in all respects satisfactory to Lender.

          b.     Certificates of Assistant Secretary, which (i) authorizes the execution, delivery and performance by Borrower and Guarantor of this Agreement and/or the other Loan Documents to which Borrower and Guarantor are or will be a party hereunder and (ii) sets forth the name of the individual authorized to sign this Agreement and/or each of the other Loan Documents to which Borrower and Guarantor are or will be a party (including the certificates contemplated herein).

          c.     The Certificates of Incorporation of Borrower and Guarantor, filed with the Secretary of State of Delaware.

          d.     Certificates of the appropriate government officials of the state of incorporation of Borrower and Guarantor as to the existence and good standing of Borrower and Guarantor.

          e.     Borrower shall have delivered to Lender a Mortgagee Policy of Title Insurance issued by Ticor Title Insurance Company ("Title Company"), in the amount of the Loan, insuring that the Deed of Trust lien on the Property is a valid first lien, subject to no exceptions other than those approved in writing in advance by Lender.

          f.      Lender shall have obtained a current and accurate appraisal of the Property prepared by a licensed MAI appraiser acceptable to Lender in all respects.

          g.     Borrower shall have delivered to Lender a current and accurate Category 1A, Condition II Survey of the Property prepared by a registered surveyor licensed in the State of Texas, such Survey in all respects satisfactory to Lender and the Title Company.

          h.     The Note executed by Borrower.

          i.      The Guaranty Agreement executed by the Guarantor.

          j.      The Deed of Trust executed by Borrower and Guarantor.

          k.     The Assignment of Rents and Leases executed by Borrower.

          l.      The Environmental Indemnification Agreement executed by Borrower.

          m.    The Loan Agreement Rider executed by Borrower.

          n.     The Subordination Agreement executed by Guarantor and Borrower.

          o.     Lender shall have obtained a release of all liens, if any, on the Property and evidence that all other items reflected under Schedule C of the Commitment for Title Insurance issued by the Title Company have been satisfied.

          p.     Borrower shall have delivered to Lender a fire and extended coverage insurance policy (or a certificate of insurance satisfactory to Lender) issued by an insurance carrier acceptable to Lender covering the replacement value of the building and other improvements on the Property with Lender named as loss payee and an additional insured.

          q.     Borrower shall have delivered to Lender a general public liability and umbrella policy issued by a carrier acceptable to Lender in such amounts as Lender may require, with Lender listed as a co-insured thereunder.

          r.     All necessary authorizations, consents, approvals, licenses, filings and registrations with governmental or regulatory authorities or in connection with the execution, delivery or performance by Borrower of this Agreement, the Note and the other Loan Documents to which Borrower is a party.

          s.     Such additional documents, instruments and information as Lender may reasonably request.

          n.     An opinion letter issued by Borrower's legal counsel opining that, among other things, the execution and delivery of the Loan Documents by Borrower and Guarantor have been duly authorized by all requisite corporate action of Borrower and Guarantor and that the Loan Documents constitute the legally binding obligations of Borrower and Guarantor enforceable in accordance with its terms, subject to certain qualifications approved by Lender

        4.2.  Lending Limits.    Notwithstanding anything contained in this Agreement to the contrary, under no circumstances shall Lender be required to advance any proceeds under the Loan, if such Advance would cause Lender to exceed its lending limits under any applicable banking regulation or violate any other law or regulation.

Article 5.
Representations and Warranties

        To induce Lender to enter into this Agreement, Borrower and Guarantor represent and warrant to Lender that:

        5.1.  Existence and Authority. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite power to own assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition, or operations. Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

        5.2.  Financial Statements. Borrower and Guarantor have delivered to Lender consolidated financial statements of Borrower and Guarantor, all as of and for the last fiscal year of Borrower and Guarantor. The financial statements prepared at the end of the fiscal year of Borrower and Guarantor and, along with the other financial statements referred to above or delivered in connection herewith, are true and correct in all material respects, and fairly present, on a consolidated basis, the financial condition of Borrower and Guarantor as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Borrower and Guarantor have no material contingent liabilities, liabilities for taxes, material forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no material adverse change in the condition, financial or otherwise, or operations of Borrower and Guarantor since the effective date of the most recent financial statements referred to in this Section 5.2.

        5.3.  Default. Borrower and Guarantor are not in default in any material respect under any loan agreement, indenture, mortgage, pledge agreement or other material agreement or obligation to which it is a party or by which any of their properties may be bound.

        5.4.  Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by Borrower and Guarantor of this Agreement and the other Loan Documents to which Borrower or Guarantor are or may become a party to have been duly authorized by all requisite action on the part of Borrower and Guarantor and do not and will not violate the Certificates of Incorporation or Bylaws of Borrower and Guarantor, or any law or any order of any court, governmental authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien upon any assets of Borrower or Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, pledge agreement, franchise, permit, license or other instrument or agreement by which Borrower or its respective properties is bound.

        5.5.  Litigation and Judgments. Except as disclosed under the caption "Legal Proceedings" in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 4, 2004, there is no action, suit or proceeding before any court, governmental authority or arbitrator pending, or to the knowledge of Borrower or Guarantor, threatened against or affecting Borrower or Guarantor that would, if adversely determined, have a material adverse effect on the financial condition or operations of Borrower or Guarantor or the ability of Borrower or Guarantor to pay and perform the Obligations. There are no outstanding judgments against Borrower or Guarantor.

        5.6.  Rights in Properties; Liens. Borrower and Guarantor have good and indefeasible title or valid leasehold interests in their respective properties and assets, real and personal, reflected in the financial statements described in Section 5.2., and none of the properties, assets or leasehold interests of Borrower or Guarantor is subject to any Lien, except as permitted by Section 7.1.

        5.7.  Title to Property. Borrower owns, and with respect to Property acquired after the date hereof, Borrower will own, legally and beneficially, the Property free of any Lien or any right or option on the part of any third person to purchase or otherwise acquire the Property or any part thereof, except for the Lien granted pursuant to the Deed of Trust executed by Borrower and except for the Permitted Liens. Borrower will have the unrestricted right to grant a lien in the Property as contemplated hereby. The Property is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state laws and regulations promulgated thereunder.

        5.8.  Enforceability. The execution and delivery of the Loan Documents by the persons signing this Agreement for Borrower and Guarantor have been duly authorized by all requisite corporate action of Borrower and Guarantor as required by its constituent documents and applicable law. This Agreement constitutes, and the other Loan Documents to which Borrower and Guarantor are a party, when executed and delivered, shall constitute legal, valid and binding obligations of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

        5.9.  Approvals. No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower or Guarantor of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

        5.10. Taxes. Borrower and Guarantor have filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales taxes. Except for (a) the existing employment tax dispute with the Internal Revenue Service previously disclosed to Lender in writing by Borrower, for which Borrower has a maximum potential liability of no more the $50,000.00 in the aggregate, and (b) certain existing unpaid sales tax obligations in various states which do not exceed more than $20,000.00 in the aggregate [(a) and (b) being collectively referred to herein as the "Disclosed Outstanding Tax Issues"], Borrower and Guarantors have paid all of their respective tax liabilities, and neither Borrower or Guarantor know of any pending investigation of Borrower or Guarantor by any taxing authority or of any pending but unassessed tax liability of Borrower or Guarantor.

        5.11. Disclosure. No representation or warranty made by Borrower or Guarantor in this Agreement or in any other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or Guarantor which has a material adverse effect, or which can reasonably be expected to have a material adverse effect, on the business, assets, financial condition, or operations of Borrower or Guarantor.

        5.12. Contracts. Borrower and Guarantor are not a party to, or bound by any agreement, condition, contract or arrangement, which can reasonably be expected to have a material adverse effect on the business, operations or financial condition of Borrower or Guarantor.

        5.13. Compliance with Law. To the best of its knowledge, Borrower and Guarantor are in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower or Guarantor or any of their respective properties.

        5.14. Principal Place of Business. The place where Borrower and Guarantor keeps its books and records is located at the address set forth in Article 10.

        5.15. Leases. Borrower and Guarantor warrant and represent to Lender that there are currently no Leases in effect that affect any part of the Property.

        5.16. Solvency. Borrower and Guarantor are solvent, are not bankrupt, and have not sought or have sought on their behalf the entry of an order for relief, nor has such an order for relief been entered, under the U. S. Bankruptcy Code, as amended, and have no outstanding liens, suits, garnishments, bankruptcies, or court actions which could render him or it insolvent.

Article 6.
Positive Covenants

        Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform and observe the following positive covenants, unless Lender shall otherwise consent in writing:

        6.1.  Financial Statements. Borrower and Guarantor will furnish to Lender:

          a.     As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower and Guarantor, beginning with the fiscal year most recently ended, a copy of the annual audited consolidated financial report of Borrower and Guarantor for such fiscal year containing, for each of Borrower and Guarantor, balance sheets, statements of income, statements of partners' equity and statements of change in financial position as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower and Guarantor, prepared in accordance with GAAP.

          b.     As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, commencing at the end of the current fiscal quarter, a copy of the quarterly operating statements of Borrower for such fiscal quarter containing cash flow statements, balance sheets, and statements of income, all in reasonable detail and certified to be true and correct in all material respects by the president or chief financial officer of Borrower.

          d.     As soon as available, and in any event within thirty (30) days of filing same with the Internal Revenue Service of each year, a true and correct copy of the consolidated annual federal income tax return of Borrower and Guarantor for the immediately preceding year, signed by Borrower and Guarantor and filed with the Internal Revenue Service.

          e.     On or before January 31 of each year, evidence that all ad valorem taxes or other assessments due and owing against the Property have been paid in full.

          f.      Promptly, such additional financial information concerning Borrower and Guarantor as Lender may request.

        6.2.  Certificates; Other Information. Borrower and Guarantor will furnish to Lender all of the following:

          a.     As soon as available, copies of all reports and information made available to the shareholders of Borrower and Guarantor of a material nature which could have a material adverse effect on Lender's prospect of payment or performance of the Obligations or any portion thereof.

          b.     Promptly, such additional information concerning Borrower and Guarantor as Lender may request.

        6.3.  2005 and 2006 Financial Reports. Borrower agrees to deliver to Lender Borrower's audited financial reports for the 2005 fiscal year on or before April 30, 2007, and Borrower's audited financial reports for the 2006 fiscal year on or before June 30, 2007. Notwithstanding the foregoing to the contrary, Borrower will deliver its first quarter of 2007 financial reports on or before June 30, 2007. Thereafter, all financial reports shall be delivered to Lender as set forth in Section 7.1 above.

        6.4.  Performance of Obligations. Borrower will duly and punctually pay and perform the Obligations, including without limitation, its obligations under this Agreement and the other Loan Documents.

        6.5.  Preservation of Existence and Conduct of Business. Borrower and Guarantor will (i) preserve and maintain its corporate existence and all of their respective leases, privileges, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of their respective businesses, and (ii) conduct their respective businesses as presently conducted in an orderly and efficient manner in accordance with good business practices.

        6.6.  Maintenance of Properties. Borrower and Guarantor will maintain their respective assets and properties in good condition and repair, reasonable wear and tear excepted.

        6.7.  Payment of Taxes and Claims. Borrower and Guarantor will pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on them or any of their property, and (ii) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of their property; provided, however, that Borrower and Guarantor shall not be required to pay or discharge any tax, levy, assessment or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which reasonably adequate reserves have been established. Borrower agrees to diligently and in good faith pursue a prompt resolution of the Disclosed Outstanding Tax Issues.

        6.8.  Insurance. Borrower and Guarantor will obtain and maintain fire and extended coverage, general public liability and umbrella coverage insurance policies and such other insurance policies as may be specified by Lender, upon and relating to the Property, all in such amounts and with such insurance carriers as may be specified by Lender from time to time, and in accordance with the terms and provisions of the Deed of Trust and Borrower and Guarantor will provide to Lender evidence thereof at least annually.

        6.9.  Litigation and Attorney's Fees. Borrower and Guarantor will pay promptly to Lender without demand, reasonable attorney's fees, including, but not limited to, the reasonable costs and expenses of legal counsel and all costs and other expenses paid or incurred by Lender in collecting or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement or any other agreement or instrument required by Lender in connection with the Loan, whether or not suit is filed.

        6.10. Inspection Rights. Upon request from time to time, Borrower and Guarantor will permit representatives of Lender to examine and make copies of the books and records of Borrower, at Borrower's expense, and visit and inspect the property of Borrower and Guarantor, and to discuss the business, operations and financial condition of Borrower and Guarantor with its officers and employees and with its independent certified public accountants.

        6.11. Keeping Books and Records. Borrower will maintain proper books of record and account in which full, true and correct entries (in all material respects) shall be made of all dealings and transactions in relation to its business and activities.

        6.12. Compliance with Laws. Borrower and Guarantor will comply with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator.

        6.13. Compliance with Agreements. Borrower and Guarantor will comply, in all material respects, with all agreements, indentures, mortgages, security agreements, pledge agreements, deeds of trust and other documents binding on Borrower or Guarantor or affecting their respective properties or business.

        6.14. Notices. Borrower and Guarantor will promptly notify Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time, or both, would be an Event of Default, (ii) the commencement of any action, suit or proceeding against Borrower that might have a material adverse effect on the business, financial condition or operations of Borrower and (iii) any other matter that might have a material adverse effect on the business, financial condition or operations of Borrower or Guarantor.

        6.15. Further Assurances. Borrower and Guarantor will execute and deliver such further instruments as may be deemed necessary by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Lien of Lender in the Property.

        6.16. Compliance with ERISA. Borrower will comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder. Promptly after the filing thereof, Borrower shall furnish to Lender with regard to each employee benefit plan of Borrower, copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year. Borrower will notify Lender immediately of any fact, including, but not limited to, any "Reportable Event" as that term is defined in Section 4043 of ERISA, arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan and furnish to Lender, promptly upon its request therefor, such additional information concerning any such plan as may be reasonably requested.

        6.17. Reports. Furnish to Lender, as soon as possible and in any event within fifteen (15) days after Borrower or Guarantor knows or has reason to know that any event or condition described in Section 8.1. herein has occurred, a statement of the president or chief financial officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

        6.18. Environmental Condition Reports. Give prompt written notice to Lender of any governmental or regulatory action, of any claim for damage or injury made or threatened and of Borrower's or Guarantor's discovery of any occurrence or condition on the Property or adjoining lands, which does or could cause the presence of any hazardous materials or environmental condition to exist on the Property which contravene the standards of any governmental or administrative environmental protective law or regulations.

        6.19. New Leases. Borrower and Guarantor agree that any new Lease to be executed that affect the Property or any portion thereof shall be on a lease form and lease terms previously approved by Lender in writing.

        6.20. Operating Account. Except for Borrower's payroll account and its Canadian bank accounts maintained by Borrower's Canadian Affiliates, Borrower and Guarantor shall maintain all of its operating accounts with Lender. Transfers of funds between Borrower's local accounts and the Canadian bank accounts shall be prohibited, unless such transfers are made in the ordinary course of business.

        6.21. Financial Covenants. Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform, observe and maintain the following financial covenants, unless Lender shall otherwise consent in writing:

          a.     Current Ratio. Borrower shall maintain a "Current Ratio" of at least 1.25 to 1. "Current Ratio" means [current assets minus prepaid items] divided by [current liabilities] (as those terms are defined in GAAP).

          b.     Debt Service Coverage Ratio. Borrower shall maintain a "Debt Service Coverage Ratio" of at least 1.25 to 1. "Debt Service Coverage Ratio" means [EBITDA less cash taxes] divided by [interest expense and current maturities of all Debt of Borrower] (as those terms are defined in GAAP).

          c.     Liabilities to Tangible Net Worth. Borrower shall maintain a maximum ratio of total liabilities to tangible net worth of 2.5 to 1 (as those terms are defined in GAAP).

        The financial covenants set forth herein shall be tested on a quarterly basis in conjunction with the delivery of Borrower's financial statements. If Borrower shall fail to satisfy a financial covenant, Borrower shall have fifteen (15) days to bring such covenant into compliance after written notice therefore is sent to Borrower, before Lender may claim an Event of Default hereunder.

Article 7.
Negative Covenants

        Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:

        7.1.  Limitation on Liens. Borrower and Guarantor will not incur, create, assume or permit to exist, any Lien upon the Property, except Liens in favor of Lender and except for the Permitted Liens.

        7.2.  Mergers, Acquisitions and Dissolutions. Borrower will not become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve or liquidate.

        7.3.  Transactions with Affiliates. Borrower will not enter into any transaction with any officer or employee of Borrower or any Affiliate, except upon fair and reasonable terms.

        7.4.  Debt. Borrower shall not, without the prior written consent of Lender, incur, create, assume or permit to exist, any Debt, except (i) Debt to Lender; (ii) trade payables incurred in the ordinary course of business with a due date not greater than sixty (60) days from date it is incurred; (iii) purchase money debt for the acquisition or lease of equipment used in the ordinary course of Borrower's business, not to exceed $100,000.00 in the aggregate.

Article 8.
Default

        8.1.  Event of Default. Each of the following shall be deemed an "Event of Default":

          a.     Any Obligated Party shall fail to pay when due the Obligations or any part thereof and such default in payment is not cured within five (5) days after written notice of same is sent to Borrower.

          b.     Any representation or warranty made or deemed made by any Obligated Party (or any partner of Borrower) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

          c.     Any Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document (which does not involve the payment of monetary Obligations covered by Section 8.1a. above), and such failure to perform, observe or comply is not fully cured within fifteen(15) days after written notice of same is sent to Borrower; provided, however, that if the default described within this section 8.1c. is of such a nature that it cannot possibly be cured by anyone within such fifteen (15) day period, then such failure shall not constitute an Event of Default hereunder, if Borrower commences the curing of the failure within such fifteen (15) day period, and thereafter diligently prosecutes the curing of the same to completion, and provides to the Lender written evidence of such actions, provided that if such default still remains uncured after thirty (30) days from the date such original notice from Lender was sent, then such failure shall constitute an Event of Default hereunder, notwithstanding.

          d.     Any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in such a proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any partnership action to authorize any of the foregoing.

          e.     Any involuntary proceeding shall be commenced against any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of forty-five (45) days.

          f.      Any Obligated Party shall fail to discharge within a period of forty-five (45) days after the commencement thereof any attachment, sequestration or similar proceeding against any of its assets or properties to the extent enforcement would have a material adverse effect on the financial condition of such Obligated Party.

          g.     Any Obligated Party shall fail to satisfy and discharge promptly any judgment against it after the judgment becomes final to the extent enforcement would have a material adverse effect on the financial condition of such Obligated Party.

          h.     This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Obligated Party, or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.

          i.      The sale, voluntary encumbrance or other unauthorized transfer of the Property without Lender's prior written consent.

          j.      Any Obligated Party shall cease to exist.

          k.     The occurrence of any "Event of Default" as that term is defined in the Deed of Trust.

          l.      The occurrence of any "Event of Default" as that term is defined in the Revolving Line of Credit Loan Agreement.

          m.    Borrower shall fail to satisfy any financial covenant as set forth in Section 6.21 hereof and such failure is not cured within fifteen (15) days after written notice of same is sent to Borrower.

        8.2.  Remedies Upon Default. Upon the occurrence of an Event of Default, Lender shall have no obligation to make any further advances under the Loan and Lender may without notice declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 8.1.d. or Section 8.1.e., the commitment of Lender to lend hereunder shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, which are hereby expressly waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents or otherwise.

Article 10.
Miscellaneous

        10.1. Expenses of Lender. Borrower agrees to pay on demand all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications and supplements thereto and the closing of the Loan, including, without limitation, the costs and fees of Lender's legal counsel, appraisal fees, mortgagee's policy of title insurance and endorsement premiums, survey costs, environmental engineer fees, closing costs, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document, including, without limitation, the reasonable costs and fees of Lender's legal counsel. Borrower agrees Lender may pay these costs with the proceeds of Loan, at its sole discretion.

        10.2. WAIVER OF JURY TRIAL. IN THE EVENT LITIGATION SHOULD ARISE OUT OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE LOAN DOCUMENTS OR ANY OTHER MATTER RELATED THERETO WHATSOEVER OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OR INACTIONS BY LENDER, IT IS HEREBY STIPULATED AND AGREED BY BORROWER AND GUARANTOR THAT THEY SHALL WAIVE AND DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO DEMAND A TRIAL OF ANY SUCH MATTER BY OR BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO COMMIT TO MAKE THE LOAN.

        10.3. No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

        10.4. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender, Borrower and Guarantor and their respective successors and assigns, except that Borrower and Guarantor may not assign or transfer any of their respective rights or obligations under this Agreement and the other Loan Documents.

        10.5. Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

        10.6. Entire Agreement; Amendment. This Agreement and the other Loan documents embodies the entire agreement among the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties thereto.

        10.7. Maximum Interest Rate. No provision of this Agreement or Note shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section 10.7. shall govern and prevail and neither Borrower nor Guarantor nor the sureties, successors or assigns of Borrower or Gurantors shall be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.

        10.8 Notices. Any notice, consent or other communication required or permitted to be given under any of the Loan Documents to Lender, Borrower or Guarantor must be in writing and sent via overnight mail or courier service to the following addresses:

To Borrower:	American Locker Group, Incorporated 815 S. Main Street Grapevine, Texas 76051
To Guarantor:	Altreco, Incorporated 815 S. Main Street Grapevine, Texas 76051
In either case, with a copy to:
Hallett & Perrin, P.C. 2001 Bryan Street, #3900 Dallas, Texas 75201 Attn: Timothy R. Vaughn
To Lender:	The F&M Bank & Trust Company 14185 Dallas Parkway, Suite 140 Dallas, Texas 75254 Attention: David J. Broussard, Senior Vice-President

or such other address as shall be set forth in a notice from the appropriate party given in compliance with this Section 10.8. Any such notice, consent or other communication shall be deemed given when delivered in person when duly sent to or deposited with the overnight courier service.

        10.9. Applicable Law. This Agreement, the Note and the other Loan Documents shall be deemed to have been made and to be performable in the City of Dallas, Dallas County, Texas, and shall be governed and construed in accordance with the laws of the State of Texas.

        10.10 Additional Remedies. The rights, powers and remedies given to Lender hereunder and under the other Loan Documents shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Lender by law or in equity against Borrower or any other Person, including, but not limited to, Lender's rights of setoff.

        10.11. RELIEF FROM AUTOMATIC STAY. AS A MATERIAL INDUCEMENT AND AS FURTHER CONSIDERATION TO INDUCE LENDER TO MAKE THE LOAN, BORROWER AND GUARANTOR HEREBY STIPULATE, AGREE, CONSENT TO AND ACKNOWLEDGE THAT IN THE EVENT THAT A PROCEEDING UNDER TITLE 11 OF THE U.S. CODE IS COMMENCED, EITHER VOLUNTARY OR INVOLUNTARY, BY OR AGAINST BORROWER OR GUARANTOR, LENDER IS ENTITLED TO IMMEDIATE RELIEF FROM ANY AUTOMATIC STAY IMPOSED UNDER SECTION 362 OF TITLE 11 OF THE U.S. CODE, AS AMENDED, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO LENDER, WITHOUT REQUIRING LENDER TO FILE A MOTION FOR RELIEF FROM THE AUTOMATIC STAY. IN ADDITION TO THE FOREGOING, BORROWER AND GUARANTOR FURTHER STIPULATE, AGREE AND ACKNOWLEDGE THAT NEITHER BORROWER NOR GUARANTOR WILL OPPOSE OR OBJECT TO LENDER'S MOTION FOR RELIEF FROM ANY AUTOMATIC STAY OR ANY VALUATION BY LENDER OF THE PROPERTY SUBJECT TO THE AUTOMATIC STAY CONDUCTED BY LENDER.

        10.12. Jurisdiction, Service of Process.    ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR GUARANTOR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT OF ANY THEREOF SHALL BE BROUGHT IN THE DISTRICT COURTS OF DALLAS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AS LENDER (IN ITS SOLE DISCRETION) MAY ELECT, AND BORROWER AND GUARANTOR HEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING.

        10.13. Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

        10.14. Time of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part thereof.

        10.15. Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement and the other Loan Documents constitute the entire agreement between Lender, Borrower and Guarantor regarding the Loan and all prior communications, verbal or written, between Borrower, Guarantor and Lender shall be of no further effect or evidentiary value.

        10.16. Construction. The paragraph headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        10.17. Amendments. This Agreement may be amended only in written form and signed by all parties hereto.

        10.18. Controlling Interpretation. The other Loan Documents delivered pursuant to or in connection with this Agreement shall supplement and be in addition to the terms and provisions of this Agreement. If an inconsistency of provisions should exist between any of the Loan Documents, the interpretation of such provision most favorable to Lender shall control, determined by Lender in its sole discretion.

        10.19. Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

        10.20. Non-Application of Section 346 of Texas Finance Code. The provisions of Section 346.001 et. seq. of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

        10.21. Participations. Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower and Guarantor.

        In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

Borrower: American Locker Group, Incorporated, a Delaware corporation
By:	/s/ Edward F. Ruttenberg Edward F. Ruttenberg, President
Guarantor: Altreco, Incorporated, a Delaware corporation
By:	/s/ Edward F. Ruttenberg Edward F. Ruttenberg, President
Lender: The F&M Bank & Trust Company
By:	/s/ David Broussard (Signature)
David Broussard, Senior Vice President (Printed Name and Title)

QuickLinks

Loan Agreement
Recitals
Agreements
Article 1. Definitions
Article 2. Loan
Article 3. Payments
Article 4. Conditions Precedent
Article 5. Representations and Warranties
Article 6. Positive Covenants
Article 7. Negative Covenants
Article 8. Default
Article 10. Miscellaneous